UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2020

FREQUENCY THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39062	47-2324450
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19 Presidential Way, 2nd Floor

Woburn, MA 01801

(Address of principal executive offices) (Zip Code)

(866) 389-1970

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	FREQ	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

75 Hayden Avenue Lease Agreement

On January 7, 2020, Frequency Therapeutics, Inc. (the “Company”) entered into an indenture of lease (the “Lease”) with HCP/KING 75 HAYDEN LLC (“Landlord”) for the lease of approximately 61,307 square feet of rentable area of the building located at 75 Hayden Avenue, Lexington, Massachusetts 02421 (the “Premises”). The commencement date of the Lease is expected to be on or about December 1, 2020 (the “Commencement Date”). The Company expects to use the Premises as its new principal executive offices and as a laboratory for research and development, and other related uses. The term of the Lease (the “Initial Term”) is ten years from the rent commencement date (which is five months following the Commencement Date), and the Initial Term is expected to end on April 30, 2031 (assuming a December 1, 2020 Commencement Date). The Company has the option to extend the Initial Term for two additional terms of five years each. The Company also has the option to sublet the Premises on the terms and conditions set forth in the Lease. The annual base rent due for the first year of the Initial Term under the terms of the Lease is approximately $4.08 million, which annual base rent will increase at a rate of three percent thereafter during the Initial Term. The Company will also be responsible for the payment of additional rent to cover the Company’s share of the annual operating expenses of the building, the annual tax expenses of the building and the annual utilities costs for the building. The Landlord is obligated to contribute to (i) a tenant improvement allowance of up to $11.03 million and (ii) an additional tenant improvement allowance, which would be amortized on a straight-line basis at eight percent over the Initial Term, if so elected by us, of up to $0.9 million. The Company is also obligated to provide a cash security deposit in the form of a letter of credit in the amount of $1.7 million, which is required to be maintained during the Initial Term. In the event of a default of certain of the Company’s obligations under the Lease, Landlord would have right to terminate the Lease and recover damages as provided by the Lease and by law.

The foregoing description of the Lease is qualified in its entirety by reference to the Lease, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREQUENCY THERAPEUTICS, INC.

Date: January 13, 2020	By:	/s/ David L. Lucchino
Name: David L. Lucchino
Title: Chief Executive Officer and President